Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD 2018 RESULTS AND PROVIDES FORWARD GUIDANCE

MIAMI - January 30, 2019 - Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported 2018 US GAAP earnings of $8.56 per share and adjusted earnings of $8.86 per share. In addition, the company announced that 2019 adjusted earnings are expected to be in the range of $9.75 to $10.00 per share.
KEY HIGHLIGHTS
Full Year 2018:

•
US GAAP Net Income was $1.8 billion or $8.56 per share and Adjusted Net Income was $1.9 billion or $8.86 per share in 2018 versus US GAAP and Adjusted Net Income of $1.6 billion or $7.53 per share in 2017.

•	Gross Yields were up 3.8% in Constant-Currency (up 3.9% As-Reported). Net Yields were up 4.4% in Constant-Currency (up 4.5% As-Reported).

•
Gross Cruise Costs per Available Passenger Cruise Days ("APCD") increased 3.0% in Constant-Currency (up 3.2% As-Reported). Net Cruise Costs (“NCC”) excluding Fuel per APCD were up 4.1% in Constant-Currency (up 4.4% As-Reported).

Full Year 2019 Outlook:

•	Adjusted earnings are expected to be in the range of $9.75 to $10.00 per share.

•
Net Yields are expected to increase 6.5% to 8.5% in Constant-Currency and 6.0% to 8.0% As-Reported. These metrics include approximately 350 basis points from the operation of Silversea, the new cruise terminal in Miami and the Perfect Day development.

•
NCC excluding Fuel per APCD are expected to increase 8.5% to 9.0% in Constant-Currency and 8.25% to 8.75% As-Reported. These metrics include approximately 650 basis points from the operation of Silversea, the cruise terminal in Miami and the Perfect Day development.

FULL YEAR 2018
US GAAP Net Income for the year was $1.8 billion or $8.56 per share and Adjusted Net Income was $1.9 billion or $8.86 per share. This result beat the January 2018 mid-point guidance by $0.21 per share and equates to a 17.5% year-over-year growth in adjusted earnings per share. This result was achieved despite the unfavorable impact from currency and fuel which negatively affected earnings by approximately $123 million or $0.58 per share versus the January 2018 guidance.
“This year our teams achieved record financial results while introducing four new vessels, acquiring Silversea Cruises, inaugurating two stunning cruise terminals and implementing Excalibur on about half of our fleet,” said Richard D. Fain, chairman and CEO. “By any measure 2018 was a particularly stellar year, and the strong Wave makes us optimistic about 2019 as well."
Net Yields were up 4.4% in Constant-Currency. Strong demand for our core products, better onboard revenues and the consolidation from Silversea’s operations drove the year-over-year increase.
NCC excluding Fuel per APCD were up 4.1% in Constant-Currency. The main drivers behind the year-over-year increase were more drydock days, the lapping of hardware changes, investments in technology and the consolidation of Silversea’s operations.

FOURTH QUARTER RESULTS
US GAAP Net Income for the fourth quarter was $315.7 million or $1.50 per share and Adjusted Net Income was $322.1 million or $1.53 per share. Last year, US GAAP and Adjusted Net Income were $288.0 million or $1.34 per share.
Gross Yields were up 7.3% in Constant-Currency. Net Yields were up 6.8% in Constant-Currency, slightly better than the midpoint of guidance.
Gross Cruise Costs per APCD increased 6.1% in Constant-Currency. NCC excluding Fuel per APCD were up 5.1% in Constant-Currency, lower than guidance, driven by timing.

Favorability from depreciation and our joint ventures also contributed to the quarter’s positive performance.
Lastly, a combination of a stronger dollar and fuel rates negatively impacted the quarter by $0.04.
Bunker pricing net of hedging for the fourth quarter was $546.70 per metric ton and consumption was 357,700 metric tons.

FULL YEAR 2019
The company expects full year Adjusted EPS guidance to be in the range of $9.75 to $10.00 per share.
Wave Season has started on a strong note and the company's overall booked position for 2019 is better than last year's record high and at higher rates. Demand for our main products is strong across all quarters.
The company expects a Net Yield increase in the range of 6.5% to 8.5% in Constant-Currency and 6.0% to 8.0% As-Reported for the full year. These metrics include approximately 350 basis points from the operation of Silversea, the cruise terminal in Miami and the Perfect Day water-park and resort on the island of Cococay in The Bahamas, which will launch in May of 2019. As an ultra-luxury brand, Silversea’s revenues and expenses, on a per APCD basis, are both higher than the company’s average. Moreover, our new Miami based terminal and Perfect Day will also increase both our revenue and cost metrics, since their additions do not include APCDs. As such, we have provided the impact of these items on our yield and cost metrics’ forward guidance.
“Our yield outlook for 2019 is very encouraging” said Jason T. Liberty, executive vice president and CFO. “Demand for our brands continues to accelerate and we are well positioned for another year of double-digit growth in our earnings per share.”
We are also very excited about the introduction of Celebrity Flora in May 2019 - the first ship designed for the Galapagos - and the introduction of Spectrum of the Seas in the China market in June 2019. These new ships will also be contributors to 2019 yield growth.
NCC excluding Fuel are expected to be up 8.5% to 9.0% in Constant-Currency and 8.25% to 8.75% As-Reported. These metrics include approximately 650 basis points from the operation of Silversea, the cruise terminal in Miami and the Perfect Day development.
Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company estimates 2019 Adjusted EPS will be in the range of $9.75 to $10.00 per share.

FIRST QUARTER 2019
Net Yields are expected to increase 7.5% to 8.0% in Constant-Currency and 5.5% to 6.0% As-Reported. These metrics include approximately 375 basis points from the operation of Silversea and the cruise terminal in Miami.
NCC excluding Fuel per APCD for the quarter are expected to be up approximately 10% in Constant-Currency (up 9.0% to 9.5% As-Reported). These metrics include approximately 800 basis points from the operation of Silversea, the cruise terminal in Miami and the Perfect Day development.
The company also noted that Silversea’s seasonality is similar to RCL’s core products. Silversea, which was acquired on July 31 2018, will be accounted for on a one quarter lag. Its traditionally weaker fourth quarter will therefore be included in RCL’s first quarter results.
Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be approximately $1.10 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $163 million and $690 million of fuel expense in its first quarter and full year 2019 guidance, respectively.

Forecasted consumption is 58% hedged via swaps for 2019 and 54%, 28%, 19% and 0% hedged for 2020, 2021, 2022 and 2023, respectively. For the same five-year period, the annual average cost per metric ton of the hedge portfolio is approximately $377, $430, $463, $554 and $0, respectively.
The company provided the following fuel statistics for the first quarter and full year 2019

FUEL STATISTICS	First Quarter 2019	Full Year 2019
Fuel Consumption (metric tons)	364,200	1,486,300
Fuel Expenses	$163 million	$690 million
Percent Hedged (fwd. consumption)	57%	58%

The company provided the following guidance for the first quarter and full year 2019:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2019
Net Yields	5.5% to 6.0%	7.5% to 8.0%
Net Cruise Costs per APCD	6.5% to 7.0%	Approx. 7.5%
Net Cruise Costs per APCD ex. Fuel	9.0% to 9.5%	Approx. 10.0%
Full Year 2019
Net Yields	6.0% to 8.0%	6.5% to 8.5%
Net Cruise Costs per APCD	5.25% to 5.75%	5.5% to 6.0%
Net Cruise Costs per APCD ex. Fuel	8.25% to 8.75%	8.5% to 9.0%

GUIDANCE	First Quarter 2019	Full Year 2019
Capacity Change	10.8%	8.6%
Depreciation and Amortization	$289 to $293 million	$1,245 to $1,255 million
Interest Expense, net	$91 to $95 million	$393 to $403 million
Adjusted EPS	Approx. $1.10	$9.75 to $10.00

SENSITIVITY	First Quarter 2019	Full Year 2019
1% Change in Currency	$4 million	$21 million
1% Change in Net Yields	$19 million	$87 million
1% Change in NCC ex Fuel	$12 million	$45 million
100 basis pt. Change in LIBOR	$6 million	$36 million
10% Change in Fuel prices	$9 million	$37 million

Exchange rates used in guidance calculations
GBP	$1.32
AUD	$0.72
CAD	$0.76
CNH	$0.15
EUR	$1.14

LIQUIDITY AND FINANCING ARRANGEMENTS
As of December 31, 2018, liquidity was $1.3 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities, net of our outstanding commercial paper borrowings. The company noted that scheduled debt maturities (excluding commercial paper) for 2019, 2020, 2021, 2022 and 2023 are $1.6 billion, $1.7 billion, $0.8 billion, $1.6 billion and $0.7 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2019, 2020, 2021, 2022 and 2023 are $2.9 billion, $3.3 billion, $2.9 billion, $3.4 billion and $1.0 billion, respectively. Capacity changes for 2019, 2020, 2021, 2022 and 2023 are expected to be 8.6%, 4.1%, 9.0%, 7.7% and 2.8%, respectively. These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the weighted average or by the diluted weighted average of shares outstanding, as applicable, at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items include the impairment loss related to Skysea Holding, the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition, the amortization of the Silversea Cruises intangible assets resulting from the acquisition, the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel in “Constant-Currency” - i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that controls and operates four global brands: Royal Caribbean International, Celebrity Cruises, Azamara Club Cruises and Silversea Cruises.  We are also a 50% joint venture owner of the German brand TUI Cruises and  a 49% shareholder in the Spanish brand Pullmantur Cruceros. Together these brands operate a combined total of 60 ships with an additional 16 on order as of December 31, 2018.  They operate diverse itineraries around the world that call on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.silversea.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2018 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings or capital in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign currency exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs associated with protecting our systems and maintaining integrity and security of our business information, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.
A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of (i) projected

Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Passenger ticket revenues	$1,651,591	$1,420,410	$6,792,716	$6,313,170
Onboard and other revenues	680,710	584,057	2,701,133	2,464,675
Total revenues	2,332,301	2,004,467	9,493,849	8,777,845
Cruise operating expenses:
Commissions, transportation and other	354,786	302,994	1,433,739	1,363,170
Onboard and other	124,550	100,080	537,355	495,552
Payroll and related	250,309	216,129	924,985	852,990
Food	139,560	123,659	520,909	492,857
Fuel	195,552	172,204	710,617	681,118
Other operating	295,656	230,635	1,134,602	1,010,892
Total cruise operating expenses	1,360,413	1,145,701	5,262,207	4,896,579
Marketing, selling and administrative expenses	327,693	311,059	1,303,144	1,186,016
Depreciation and amortization expenses	280,168	240,358	1,033,697	951,194
Operating Income	364,027	307,349	1,894,801	1,744,056
Other income (expense):
Interest income	6,138	13,345	32,800	30,101
Interest expense, net of interest capitalized	(97,420)	(69,800)	(333,672)	(299,982)
Equity investment income	42,524	35,888	210,756	156,247
Other income (expense)	5,184	1,257	11,107	(5,289)
	(43,574)	(19,310)	(79,009)	(118,923)
Net Income	320,453	288,039	1,815,792	1,625,133
Less: Net income attributable to noncontrolling interest	4,750	—	4,750	—
Net Income attributable to Royal Caribbean Cruises Ltd.	$315,703	$288,039	$1,811,042	$1,625,133

Earnings per Share:
Basic	$1.51	$1.35	$8.60	$7.57
Diluted	$1.50	$1.34	$8.56	$7.53

Weighted-Average Shares Outstanding:
Basic	209,001	213,831	210,570	214,617
Diluted	210,051	215,085	211,554	215,694

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Comprehensive Income
Net Income	$320,453	$288,039	$1,815,792	$1,625,133
Other comprehensive income (loss):
Foreign currency translation adjustments	(411)	3,097	(14,251)	17,307
Change in defined benefit plans	694	697	7,643	(5,583)
(Loss) gain on cash flow derivative hedges	(397,437)	188,835	(286,861)	570,495
Total other comprehensive (loss) income	(397,154)	192,629	(293,469)	582,219

Comprehensive (Loss) Income	(76,701)	480,668	1,522,323	2,207,352
Less: Comprehensive income attributable to noncontrolling interest	4,750	—	4,750	—
Comprehensive (Loss) Income attributable to Royal Caribbean Cruises Ltd.	$(81,451)	$480,668	$1,517,573	$2,207,352

STATISTICS

	Quarter Ended		Year Ended
	December 31,		December 31,
	2018 (1)	2017	2018 (1)	2017
Passengers Carried	1,582,311	1,397,262	6,084,201	5,768,496
Passenger Cruise Days	10,910,732	9,933,493	41,853,052	40,033,527
APCD	10,183,172	9,284,160	38,425,304	36,930,939
Occupancy	107.1%	107.0%	108.9%	108.4%

(1)	These amounts only include August and September 2018 amounts for Silversea Cruises due to the three-month reporting lag.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$287,852	$120,112
Trade and other receivables, net	324,507	318,641
Inventories	153,573	111,393
Prepaid expenses and other assets	456,547	258,171
Derivative financial instruments	19,565	99,320
Total current assets	1,242,044	907,637
Property and equipment, net	23,466,163	19,735,180
Goodwill	1,378,353	288,512
Other assets	1,611,710	1,429,597
Total assets	$27,698,270	$22,360,926

Liabilities, redeemable noncontrolling interest and shareholders' equity
Current liabilities
Current portion of long-term debt	$1,646,841	$1,188,514
Commercial paper	775,488	—
Accounts payable	488,212	360,113
Accrued interest	74,550	47,469
Accrued expenses and other liabilities	899,761	903,022
Derivative financial instruments	78,476	47,464
Customer deposits	3,148,837	2,308,291
Total current liabilities	7,112,165	4,854,873
Long-term debt	8,355,370	6,350,937
Other long-term liabilities	583,254	452,813
Total liabilities	16,050,789	11,658,623
Redeemable noncontrolling interest	542,020	—
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,847,683 and 235,198,901 shares issued, December 31, 2018 and December 31, 2017, respectively)	2,358	2,352
Paid-in capital	3,420,900	3,390,117
Retained earnings	10,263,282	9,022,405
Accumulated other comprehensive loss	(627,734)	(334,265)
Treasury stock (26,830,765 and 21,861,308 common shares at cost, December 31, 2018 and December 31, 2017, respectively)	(1,953,345)	(1,378,306)
Total shareholders' equity	11,105,461	10,702,303
Total liabilities, redeemable noncontrolling interest and shareholders’ equity	$27,698,270	$22,360,926

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2018	2017
Operating Activities
Net Income	$1,815,792	$1,625,133
Adjustments:
Depreciation and amortization	1,033,697	951,194
Impairment losses	33,651	—
Net deferred income tax (benefit) expense	(2,679)	1,730
Loss (gain) on derivative instruments not designated as hedges	61,148	(61,704)
Share-based compensation expense	46,061	69,459
Equity investment income	(210,756)	(156,247)
Amortization of debt issuance costs	41,978	45,943
Gain on sale of property and equipment	—	(30,902)
Gain on sale of unconsolidated affiliate	(13,680)	—
Recognition of deferred gain	(21,794)	—
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(9,573)	(32,043)
(Increase) decrease in inventories	(23,849)	2,424
(Increase) decrease in prepaid expenses and other assets	(71,770)	20,859
Increase in accounts payable	91,737	36,780
Increase in accrued interest	18,773	1,303
Increase in accrued expenses and other liabilities	42,937	34,215
Increase in customer deposits	385,990	274,705
Dividends received from unconsolidated affiliates	243,101	109,677
Other, net	18,375	(17,960)
Net cash provided by operating activities	3,479,139	2,874,566
Investing Activities
Purchases of property and equipment	(3,660,028)	(564,138)
Cash received on settlement of derivative financial instruments	76,529	63,224
Cash paid on settlement of derivative financial instruments	(98,074)	—
Investments in and loans to unconsolidated affiliates	(27,172)	(10,396)
Cash received on loans to unconsolidated affiliates	124,238	62,303
Proceeds from the sale of property and equipment	—	230,000
Proceeds from the sale of unconsolidated affiliate	13,215	—
Acquisition of Silversea Cruises, net of cash acquired	(916,135)	—
Other, net	(1,731)	5,415
Net cash used in investing activities	(4,489,158)	(213,592)
Financing Activities
Debt proceeds	8,590,740	5,866,966
Debt issuance costs	(81,959)	(51,590)
Repayments of debt	(6,963,511)	(7,835,087)
Proceeds from issuance of commercial paper notes	4,730,286	—
Repayments of commercial paper notes	(3,965,450)	—
Purchase of treasury stock	(575,039)	(224,998)
Dividends paid	(527,494)	(437,455)

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2018	2017
Proceeds from exercise of common stock options	4,264	2,525
Other, net	(13,764)	3,843
Net cash provided by (used in) financing activities	1,198,073	(2,675,796)
Effect of exchange rate changes on cash	(20,314)	2,331
Net increase (decrease) in cash and cash equivalents	167,740	(12,491)
Cash and cash equivalents at beginning of year	120,112	132,603
Cash and cash equivalents at end of year	287,852	120,112
Supplemental Disclosures
Cash paid during the year for:
Interest, net of amount capitalized	$252,466	$249,615

Non-Cash Investing Activities
Contingent consideration for the acquisition of Silversea Cruises	$44,000	$—
Purchases of property and equipment included in accounts payable and accrued expenses and other liabilities	$—	$139,644
Notes receivable issued upon sale of property and equipment	$—	$20,409

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended December 31,			Year Ended December 31,
	2018	2018 On a Constant Currency Basis	2017	2018	2018 On a Constant Currency Basis	2017
Passenger ticket revenues	$1,651,591	$1,676,250	$1,420,410	$6,792,716	$6,784,937	$6,313,170
Onboard and other revenues	680,710	683,669	584,057	2,701,133	2,697,798	2,464,675
Total revenues	2,332,301	2,359,919	2,004,467	9,493,849	9,482,735	8,777,845
Less:
Commissions, transportation and other	354,786	358,653	302,994	1,433,739	1,432,267	1,363,170
Onboard and other	124,550	124,967	100,080	537,355	536,941	495,552
Net Revenues	$1,852,965	$1,876,299	$1,601,393	$7,522,755	$7,513,527	$6,919,123

APCD	10,183,172	10,183,172	9,284,160	38,425,304	38,425,304	36,930,939
Gross Yields	$229.03	$231.75	$215.90	$247.07	$246.78	$237.68
Net Yields	$181.96	$184.25	$172.49	$195.78	$195.54	$187.35

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended December 31,			Year Ended December 31,
	2018	2018 On a Constant Currency Basis	2017	2018	2018 On a Constant Currency Basis	2017
Total cruise operating expenses	$1,360,413	$1,366,926	$1,145,701	$5,262,207	$5,254,105	$4,896,579
Marketing, selling and administrative expenses (2)	326,514	328,750	311,059	1,269,368	1,264,509	1,186,016
Gross Cruise Costs	1,686,927	1,695,676	1,456,760	6,531,575	6,518,614	6,082,595
Less:
Commissions, transportation and other	354,786	358,653	302,994	1,433,739	1,432,267	1,363,170
Onboard and other	124,550	124,967	100,080	537,355	536,941	495,552
Net Cruise Costs	1,207,591	1,212,056	1,053,686	4,560,481	4,549,406	4,223,873
Less:
Fuel	195,552	195,555	172,204	710,617	710,621	681,118
Net Cruise Costs Excluding Fuel	$1,012,039	$1,016,501	$881,482	$3,849,864	$3,838,785	$3,542,755

APCD	10,183,172	10,183,172	9,284,160	38,425,304	38,425,304	36,930,939
Gross Cruise Costs per APCD	$165.66	$166.52	$156.91	$169.98	$169.64	$164.70
Net Cruise Cost per APCD	$118.59	$119.03	$113.49	$118.68	$118.40	$114.37
Net Cruise Costs Excluding Fuel per APCD	$99.38	$99.82	$94.94	$100.19	$99.90	$95.93

(2)
For the quarter ended December 31, 2018, the amount does not include transaction costs related to the Silversea Cruises acquisition of $1.2 million. For the year ended December 31, 2018, the amount does not include transaction costs related to the Silversea Cruises acquisition of $31.8 million, the impairment and other costs related to the exit of our tour operations business of $11.3 million and the impact of the change in accounting principle of $9.2 million related to the recognition of stock-based compensation expense.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net Income attributable to Royal Caribbean Cruises Ltd.	$315,703	$288,039	$1,811,042	$1,625,133
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	322,084	288,039	1,873,363	1,625,133
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$6,381	$—	$62,321	$—
Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd.:
Impairment loss related to Skysea Holding	$—	$—	$23,343	$—
Impairment and other costs related to exit of tour operations business (3)	—	—	11,255	—
Transaction costs related to the Silversea Cruises acquisition	1,179	—	31,759	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	2,046	—	2,046	—
Noncontrolling interest adjustment (4)	3,156	—	3,156	—
Impact of change in accounting principle (5)	—	—	(9,238)	—
Net Adjustments to Net Income attributable to Royal Caribbean Cruises Ltd. - Increase	$6,381	$—	$62,321	$—

Earnings per Share - Diluted	$1.50	$1.34	$8.56	$7.53
Adjusted Earnings per Share - Diluted	1.53	1.34	8.86	7.53
Net Adjustments to Earnings per Share - Increase	$0.03	$—	$0.30	$—

Adjustments to Earnings per Share:
Impairment loss related to Skysea Holding	$—	$—	$0.11	$—
Impairment and other costs related to exit of tour operations business (3)	—	—	0.05	—
Transaction costs related to Silversea Cruises acquisition	0.01	—	0.15	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition	0.01	—	0.01	—
Noncontrolling interest adjustment (4)	0.01	—	0.02	—
Impact of change in accounting principle (5)	—	—	(0.04)	—
Net Adjustments to Earnings per Share - Increase	$0.03	$—	$0.30	$—

Weighted-Average Shares Outstanding - Diluted	210,051	215,085	211,554	215,694

(3)
In 2014, we created a tour operations business that focused on developing, marketing and selling land based tours around the world through an e-commerce platform. During the second quarter of 2018, we decided to cease operations and exit this business. As a result, we incurred exit costs, primarily consisting of fixed asset impairment charges and severance expense.

(4)	Adjustment made to exclude the impact of the contractual accretion requirements associated with Silversea Cruises Group Ltd.'s noncontrolling interest.

(5)
In January 2018, we elected to change our accounting policy for recognizing stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.